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EXHIBIT 10.21

SIENNA CORPORATION
PURCHASE AGREEMENT # SIENNA 2206

        WHEREAS, this Purchase Agreement ("Agreement"), entered into this 6th day of March 2002, by and between Sienna Corporation ("Seller" or "Party"), located at 2130, Trade Zone Blvd., San Jose, CA 95131, and Healthetech Inc., acting by and on behalf of itself and its participating affiliated companies (collectively, "Buyer" or "Party"), located at 523, Park Point Drive Golden, CO 80401, represents the full and complete contractual relationship between Seller and Buyer (collectively, "Parties"), pursuant to which Buyer has induced Seller to enter into the terms set forth herein.

        NOW THEREFORE, the parties desire to enter into this Agreement, subject to the terms and conditions set forth herein, and intending to be legally bound, do hereby agree as follows:

1.
INITIATION, TERMINATION, AND EXTENSIONS

        1.1  This Agreement shall be in effect from March 6, 2002, ("Anniversary Date") through February 28, 2003, ("Termination Date"), unless terminated prior to the end of this term in accordance with the provisions hereof or by mutual agreement of the Parties.

        1.2  Thereafter, this Agreement shall renew automatically on each anniversary date for a one (1) year period, unless either party provides the other prior written notice of its intent not to renew this Agreement, at least 90 days in advance of the Anniversary Date.

        1.3  Any and all rights or obligations of each Party arising prior to the expiration or termination of this Agreement shall continue to be in force, requiring performance of that right or obligation notwithstanding the expiration or termination of this Agreement. Including, but not limited to, if this Agreement is terminated or expires, and there is no replacement agreement between the parties, Buyer shall purchase from Seller, at the price(s) set forth in this Agreement, any or all units of products and the services identified in Attachment A, attached hereto, and any and all mutually agreed additions thereto (collectively, "Products and Services"), completed by Seller and not previously purchased by Buyer.

2.
SCOPE

        2.1  This Agreement shall apply to all purchases by Buyer from Seller of Products and Services, for the Buyer locations set forth in Attachment B, attached hereto. From time to time, parties may mutually agree to establish purchase arrangements for additional Products and Services and/or other Buyer locations ("Additional Products and Services"), and pricing for such Additional Products and Services shall be established pursuant to Article 3.

        2.2  Seller may designate an individual(s), as its Account Representative(s) to Buyer. Generally, the Account Representative(s) may facilitate Seller inventory compatibility with Buyer requirements, assure the implementation of systems interface, organize service to Buyer, and serve as a focal point for coordination of Buyer needs as they may arise.

3.
PRICING

        3.1  The prices for the Products and Services shall remain fixed, as listed in Attachment A, for the first term of this Agreement. The Parties may mutually agree upon the prices for Products and Services relative to any extensions or modification of this Agreement, at the time of the extension or modification, and the prices for any Additional Products and Services, at the time they are added.

4.
SHIPPING, PACKAGING, AND DELIVERY

        4.1  Title and Risk of Loss, shall pass from Seller to Buyer upon shipment from sellers dock.

        4.2  Unless otherwise agreed to, transportation charges shall be billed to the Buyer and shall ultimately be borne by Buyer. Buyer shall specify the carrier(s) to be used for each shipment.

        4.3  Seller shall label shipment containers in accordance with Buyer provided shipping label instructions. Seller may submit example labels for Buyer's approval within 60 days of the commencement of this Agreement, and Parties may agree mutually thereto. Seller may designate an individual, other than the account representative(s), responsible for matters concerning labels to act as Seller's contact.

        4.4  Seller's shipping documentation will contain the following information: Buyer's P.O. number and P.O. line item, Buyer's part number, quantity shipped, the Ship to address, mode of shipment.

        4.5  On a best efforts basis, Seller agrees to a normal order-to-delivery cycle time of 3 days. For orders requiring next day delivery, Seller will ship the order on the same day the order is received if received by Seller by 1pm (PST). The order date is defined as the date the order is received by Seller, and delivery date is defined as the date the order material is shipped via carrier from seller's dock.

        4.6  Buyer shall bear the expense for all packaging material, including but not limited to additional packaging materials and/or improved packaging designs that may required to assure, determined in Seller's sole discretion, that the Products are delivered without damage to Buyer's final destination.

        4.7  Seller shall monthly invoice all packaging costs associated with shipment of Buyer's purchases. Seller shall itemize on each applicable invoice to Buyer any additional or improved packaging expenses set forth in section 4.6 for each shipment executed by Seller. This cost will be on each Monthly invoice.

        4.8  Buyer will provide Seller with written information regarding adequate packaging specifications and minimum and maximum pallet dimensions. Packaging specifications shall be suitable to the withstand shipment method to its final destination. Seller may submit to Buyer data to evaluate the packaging processes and materials for approval prior to the first shipment.

5.
CONSIGNED INVENTORY

        Upon written request by Buyer, and upon mutual agreement, Seller has the right to consign inventory for Buyer. The following shall apply to such consigned inventory:

        5.1  Buyer shall retain title to the consigned inventory.

        5.2  Buyer shall bear all costs associated with ownership and inventory consignment of the Product. Seller will cover cost of full replacement cost Insurance for consigned goods while on Seller's property or when in Seller's control.

        5.3  Details concerning the location and management of all consigned inventory may be mutually developed and agreed upon by Parties, provided, however, that such details do no subrogate this Agreement.

        5.4  Buyer and Seller each shall have the right to audit the consigned inventory at any time at their cost.

        5.5  Either party may discontinue the inventory consignment by providing the other party 30 days prior written notice.

6.
STORAGE & INVENTORY

        6.1  Upon Buyer's written request provided in reasonable advance, Seller will store Products at Buyer's request for up to 60 Days.

        6.2  Seller's storage allocation of Buyer's Products shall not exceed 1000 square feet of storage space.

        6.3  Buyer shall be bear all costs of Product storage exceeding 60 days. Seller shall invoice Buyer for storage of Product after 60 Days at USD 0.90 per Square feet of storage space used.

        6.4  Buyer will agree to take all responsibility for product storage at the end of the agreement period.

7.
INVOICES, PAYMENT TERMS, TAXES

        7.1  The payment term for orders under this Agreement shall be NET 30 days. Unless otherwise mutually agreed, prices and payment shall be in United States Dollars ("USD"). These terms apply to all payments, without exception, by Buyer to Seller.

        7.2  Seller shall be responsible for its own tax obligations. All prices are exclusive of federal, state and local excise, sales, use, property and similar taxes which, when applicable, will be authorized on ordering location's purchase order and will appear as separate items on Seller's invoice.

        7.3  Buyer may provide two (2) terminals for access to the Buyers Enterprise resource planning system, to print packing lists and allow Seller to receive Sales orders. Buyer may provide instructions to Seller on use of the system. Any terminals or other equipment provided shall remain the property of Buyer and shall be returned to Buyer promptly at Buyers request.

        7.4  Seller shall invoice Buyer a sum of USD 5200.00 every month for the shipping of fifty (50) or fewer shipments each business working day. In the event that shipments per day exceed fifty (50) shipments per day, Buyer shall be charged a sum of USD 2.90 per shipment.

        7.5  Seller and Buyer may review these charges every three (3) months and on mutual agreement shall adjust such charges if deemed appropriate by the parties.

8.
NOTICES

        Notices, reports, and other communications made with respect to this Agreement shall be given in writing, addressed to the Parties at the following addresses or such other addresses as may be designated in writing by either Party to the other. All notices required hereunder shall be effective when 1) received by hand delivery, mail with proper postage prepaid, or through electronic media, such as email or fax, at the proper notice delivery designation.

  BUYER:

  Paul Wheatley
  Healthetech Inc.
  523 Park Point Drive, Golden, CO 80401
  Tel: 408-395-8210
  Fax: 408-395-4170
  Email: pwheatley@healthetech.com

  SELLER:
  Kunhamed Bicha
  Sienna Corporation
  2130, Trade Zone Blvd., San Jose, CA 95131
  Tel: 408-957-8885 est. 201
  Fax: 408-957-8886
  Email: Bichak@siennagroup.com

9.
COMPLETE AGREEMENT

        This Agreement, including all attachments and other matters incorporated herein by reference, constitutes the entire agreement between the Parties with respect to this subject matter hereof, and there are merged herein all prior and preexisting representations and agreements made by and between Buyer and Seller respect to this subject matter hereof.

        Matters not addressed in this Agreement, as they arise from time to time, shall be addressed through the reasonable normal commercial efforts of Parties.

10.
AMENDMENT AND WAIVERS

        Upon mutual agreement by Parties, the provisions of this Agreement shall not be changed, waived, extended, discharged or terminated orally, but only by an instrument in writing, signed by the party against whom the enforcement of such action is sought.

11.
CONFIDENTIALITY

        Neither Party shall make a public announcement or otherwise disclose to a third party the specific terms of this Agreement, without the express written permission of the other Party. However Buyer may inform potential or existing customers that Seller is the provider of certain Products hereunder which are made to Buyer's specifications.

12.
REMEDIES

        The rights and remedies provided in this Agreement are cumulative, and in addition to any and all rights or remedies provided by applicable law.

13.
APPLICABLE LAW

        This Agreement will be governed by and construed in accordance with the law of the State of California.

14.
SEVERABILITY

        The invalidity, in whole or in part, of any article or paragraph of this Agreement shall not affect the remainder of such article or paragraph or of any other article or paragraph of this Agreement.

15.
ACCEPTANCE

        In witness whereof, the Parties have caused this Agreement to be executed:

BUYER		SELLER
By:	/s/ P. WHEATLEY	By:	/s/ KUNHAMED BICHA

Name:	Paul Wheatley	Name:	Kunhamed Bicha

	(Authorized Agent)		(Authorized Agent)
Title:	Operations Manager	Title:	CEO

Date:	3/15/02	Date:	3/6/02

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SIENNA CORPORATION PURCHASE AGREEMENT # SIENNA 2206